MercadoLibre, Inc. Reports Second Quarter 2022 Financial Results

Net Revenues of $2.6 billion, up 56.5% year-over-year on an FX neutral basis

Income from operations of $250 million, with a 9.6% margin

$30.2 billion Total Payment Volume, up 83.9% year-over-year on an FX neutral basis

$8.6 billion Gross Merchandise Volume, up 26.2% year-over-year on an FX neutral basis

MONTEVIDEO, Uruguay, August 3rd, 2022 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq: MELI) (http://www.mercadolibre.com), Latin America’s leading e-commerce technology company, today reported financial results for the quarter ended June  30, 2022.

To our Shareholders

The second quarter of 2022 marked another quarter of records for Mercado Libre: TPV, GMV, Credit Portfolio, Revenues, and EBIT are among the KPIs that have hit historical marks. This size and scale places us in a unique position to differentiate our value propositions to serve merchants and engage users towards greater adoption of our ecosystem of ecommerce and digital financial solutions. Over the last year, we have targeted strategic growth opportunities that consolidate our competitive advantage, while managing for profitability and increasing cash generation. We believe this combination of sustained growth, market leadership, scale advantages, ecosystemic approach, and increasing profitability and cash generation presents our global stakeholders with a compelling investment thesis grounded on an attractive business profile and managed by a team with an established track record. Our second quarter results further demonstrate this.

Commerce

 Our commerce business continues to grow significantly, despite oscillations in year-over-year growth rates due to the tough comparison base from last year. Total gross merchandise volume (GMV) reached an all-time high, with over $8.5 billion dollars, growing almost 22% in U.S. dollars and over 26% on an FX-neutral basis, similar to pre-pandemic rates yet over a much higher total base. Argentina and Brazil posted strong growth in dollars and local currency, with U.S dollar growth rates of 33% and 28%, and FX-neutral growth rates, 66% and 19% respectively, growing the unique buyer base in each country and sustaining user behavior in terms of items per buyer. Mexico was a highlight in terms of GMV growth this quarter with nearly 30% in USD and FX-neutral growth, accelerating after the first quarter and adding more unique buyers. Overall, we reached 40.8 million unique buyers in the second quarter, breaking the record we achieved during the peak shopping season of 2021’s fourth quarter.

We attribute the consistent growth of our commerce platform to our ability to offer a wide assortment of products while delivering a high-quality experience for our customers. We are seeing local and worldwide signs of online retail slowdown due to the normalization of mobility triggering shifts and constraints in consumer spending. However, our commerce platform is showing resilience. Our business caters to several shopping missions due to our diverse product offerings, with categories that span auto parts and accessories, home decorations, consumer electronics, apparel and beauty, toys and entertainment, and groceries, among others. We have invested in continuous improvements to our user experience, including the fast and free shipping offer for three-quarters of our GMV and a better navigation and search interface catered to more category-specific dynamics. These investments have proven to drive stickiness with our users as we see sequential improvements in shopping conversion rates. Our average user bought almost seven items with us in this quarter, and our most loyal users have bought a multiple of that. Overall, we sold over 275 million items this quarter, and are growing in our three main segments: Argentina, Brazil and Mexico.

We also have deployed improvements to our apparel and beauty categories, facilitating the search for trends, specific products and official stores. Combined with improvements in navigation filters and the expansion of Meli Places enabled for reverse logistics, we now deliver a better user experience for our apparel and beauty buyers. To bring awareness to this new experience, we had important events throughout the second quarter such as Meli Trends, Beauty Festival, Big Brands Festival and Hot Sale, all of which were helpful in boosting GMV for these categories. The Hot Sale in Mexico delivered record GMV sales for a single day, sustaining positive direct contribution during the promotional period and driving further fulfillment penetration.

Our advertising service has been an increasingly relevant tool to boost conversion rates and accelerate our monetization flywheel. In the second quarter, we had a significant increase in the number of total daily advertisers on our platform in all geographies, combined with the consistent increase in the number of total ad clicks, which grew over 50% year-over-year on aggregate. We are focused on deploying better tools for online sellers to access, manage and optimize their advertising spend on our platform, supporting them with more awareness, education and new ad formats to execute their campaigns. These achievements already generate an important contribution to our ecosystem, but we believe that we are still in the early days of our advertising business. There are several more important milestones in our technological roadmap that will unlock further sustainable growth.

As we continue to invest for growth, we have also made tactical adjustments to our operations that align with the current macroeconomic outlook, while preserving our long-term strategy. Such adjustments are focused on prioritizing opportunities where we can manage our cash conversion cycles more efficiently and where we can better deliver sustainable unit economics, while taking a more patient approach to less profitable areas that still have the potential to drive long-term differentiation. Under that scope, we have selected a more moderate approach to the investment intensity for growing volumes for groceries and the first-party retail assortment. We have implemented initiatives to accelerate our path towards profitability in both categories by focusing on price management and purchasing capabilities, implementing a higher free shipping threshold for supermarket shopping carts, as well as determining stricter inventory guardrails.

Within our shipping services, our focus remains on improving delivery times and driving cost efficiencies throughout our network. Over the last few months, there have been significant developments to reduce delivery times for incremental cities and neighborhoods as we create faster connections between nodes of the network. One example is the expansion of MELI Air, our partnership with aircraft carriers so that we have dedicated planes for our Mercado Envios operation, allowing us to deliver within two days in most large cities and capitals in the north and northeast regions of Brazil. Another example is the MELI Places network for package pick-up and drop-off. This network is currently present in five countries and leverages a total of 6500 activated stores, more than 5000 of which are now enabled to accept returns, improving our service offering for reverse logistics.

As our managed network matures, we are balancing the incremental growth of network nodes with operational efficiency. This year we have started to observe some cost inflation pressure on transportation services due to rising fuel costs. As such, our efforts to optimize the density of our routes and create processes for better productivity in our warehouses are more important. The last mile delivery costs improved with the deployment of MELI Extra, our crowd-sourced shipping solution that rolled out in Brazil and Mexico, which partially offset transportation cost inflation effects. Within our fulfillment centers, which currently carry nearly 40% of our volumes, we have management tools and price incentives designed for sellers to adjust inventory levels to adequately match product turnover rates, which have already seen some rationalization on inventory depth in the fulfillment centers. Efforts like these add to our cost discipline on managing warehouse space, and our shipping operation costs figures in the second quarter reflect our sequential improvements as a percentage of gross merchandise volume. We are confident that our shipping services will continue to be a driving force in the adoption of online commerce and a core differentiator of our services. Therefore, our shipping network remains a key area of investment for continuous expansion in order to reach more merchants and buyers with a distinguished logistics solution.

Fintech

We are encouraged by our consistently growing volumes and revenues for our fintech business, accelerating and achieving several new records in the second quarter this year.

The payments processing and acquiring business delivered a total payment volume of over $30 billion dollars, growing 72% in on a USD basis and 84% on an FX-neutral basis. For Acquiring TPV, we reached $20.8 billion dollars, with main growth contributions from the MPOS business and QR payments. The MPOS business continues to add new devices to its installed base and device sales are still above one million devices per quarter. QR payments are growing significantly both in Argentina and in Brazil, a positive sign that wallet usage has seen increased adoption. Importantly, after having adjusted financing fees to merchants in Brazil to reflect higher interest rates at the start of the year, overall monetization for financing services has largely stabilized sequentially and year-over-year, with no marked impacts on seller churn.

The Mercado Pago Digital Account also shows signs of growth and higher engagement with the extension of more financial services, a clearer brand positioning communicated in new marketing campaigns, and continuous iterations to improve the user interface. Digital account TPV reached $9.4 billion dollars in the second quarter, growing 167% on a USD basis and 189% on an FX-neutral basis. The 38.2 million unique fintech active users have increased their transactions on wallet payments and transfers, QR and card usage, and more users have taken on credit loans through our platform. The asset management and savings features continue to attract more users and drive further engagement, with total assets under management increasing almost 30% year-over-year and growing sequentially across all three geographies. In Mexico, we were granted the IFPE license to operate our fintech products, which creates further opportunities to promote payment flows through cards and remittances. This represents a more robust product stack, and we are now confident that our users can consider us a fully digital bank, solving more than just their payment needs.

Of all the financial services we offer, the most notable for users and merchants is access to credit. Our Credit business closed the second quarter with a portfolio of $2.7 billion dollars, of which about 55% were consumer loans and 20% was the credit card book. The book expanded over 230% year-over-year and added 272 million in loans sequentially, and has remained a significant contributor to operating margin expansion for our ecosystem (details on the evolution of interest margin in our Credit business can be found in the earnings release presentation).

The credit business has historically operated with annualized interest margins after provision for doubtful accounts (IMALs) of over 30% for the total portfolio, reaching almost 34% in the second quarter, up from the nearly 24% in the first quarter, which was exceptionally low because of higher provision for doubtful accounts associated with the credit card ramp up. At the current rates, we delivered $529 million dollars in credit revenues in the second quarter, and consequently, $225 million dollars in IMAL.

This is still a growing business, and there has been some deceleration in the pace of new credit originations this quarter, particularly from the slowdown in new credit card issuance as we evolve the scoring models. With relatively slower originations at the margin, the previous cohorts accelerate their aging into past dues, leading to a higher non-performing loan (NPL) ratio of 31.4% this quarter, growing mainly in the over 90 day cohorts, while the 1-90 day NPLs remain at 13.2%, similar to previous quarters. These levels of non-performing loans are well provisioned and reflected in the consistently high and profitable IMAL spreads. The allowance for doubtful accounts coverage ratios were over 170% in the second quarter for loans over 90 days past due, which is above the industry average.

Credit is an important piece of our ecosystemic offering for merchants and users, not only facilitating more transactions within our platform, but also deepening the relationship we have with our fintech active users. There are some key characteristics in our model that give us confidence that we can continue to prudently grow the credit book while appropriately managing risk. First, the business model is highly atomized - on the consumer side, we are offering consumer credit to nearly 10 million users with an average exposure of $150 dollars per individual. Second, the loans are short in duration, which means we can constantly adjust our risk assessment and user scoring models to determine the price and risk appetite of the next loan based on recent user behavior, which we can gauge quickly through data collected on our platform’s several touchpoints. Finally, the credit books are managed on granular sub segments to observe risk and default trends for similar groups, and these models are constantly retrained to reflect past learnings of default triggers. In the current context, our models and our team’s experience inform our decision to keep growing the credit book, albeit at a slower pace to mitigate potential macroeconomic risk while sustaining our average margin ratios. We have secured extensions in our third-party funding structure to help fund the growth of the credit book sustainably, and we count on a diversified funding approach, mixing external securitization facilities with retail funding, in the form of our own certificates of deposits issuance in Brazil and the credit book profits to fund our future growth.

Financial Results

Net revenues reached a new quarterly record, with almost $2.6 billion dollars, growing 53% in U.S. dollars and 57% on an FX-neutral basis. Total commerce revenues reached $1.4 billion dollars, growing 23% on a U.S. dollar basis, consequent to the expansion of our total gross merchandise volume and especially to the acceleration of growth in commerce revenues in Mexico. The advertising business has also grown, reaching 1.2% of gross merchandise volume penetration this quarter, contributing to growth in commerce take rates year-over-year and to overall profitability. Fintech revenues have surpassed the billion dollar mark for the first time ever and grew 113% year-over-year on a U.S. dollar basis, a true testament to the importance of our fintech business within our ecosystem.

Due to the consistent growth from our credit book and the magnitude it represents in our business, we will begin to offer a more granular disclosure of our revenue breakdowns in our financial statements. Credit revenues alone reached $529 million dollars this quarter, a key contributor to achieving the billion dollar milestone in total fintech revenues. The payments acquiring products and services were still the largest contributors to fintech revenues, reaching $664 million dollars. Fintech take rates, excluding credit revenues, have remained largely stable year-over-year, with minor oscillations in our total transactional fees revenue as a result of the changing mix in total payment volume sources, shifting more towards QR payments as our digital wallet accelerated its user engagement.

Gross profit margins improved for the second consecutive quarter, reaching 49.4% with almost $1.3 billion dollars, compared to 44.3% last year. The consistent results in our top line are generating scale for our cost base, diluting costs for shipping operations, payment processing fees, first-party product costs, customer service operations and fraud prevention investments. Shipping operational costs as a percentage of total revenue continues to decline, and improves sequentially as a percentage of GMV.

Total operating expenses represented 39.8% of revenues in the quarter, up from 34.5% last year, but improving sequentially from 41.5%. The main driver of the higher expense rate was an increase in provisions for doubtful accounts year-on-year related to the growth of the credit business. The credit book as a whole remains profitable and is improving its net income margin after losses sequentially. Total operating expenses as a percentage of revenues, excluding the provisions for doubtful accounts, have improved compared to last year, reaching 28.1%, compared to 29.7%. While the spending on salaries and wages has increased year-over-year, especially in product development, we have delivered efficiencies in our marketing and sales expenses, extracting a higher return on investment for every dollar spent.

Consequently, our operating margin for the quarter was 9.6%, similar to last year’s 9.8% and improving sequentially from 6.2%. We delivered $250 million dollars in income from operations this quarter, an all-time quarterly record for us.

The foreign currency losses in the quarter were $60 million dollars, or 2.3% of revenues. These FX losses were primarily a consequence of our acquiring shares of our common stock in the Argentine market and paying for them in Argentine pesos at a price that reflects the additional cost of accessing U.S. dollars through an indirect mechanism, due to the restrictions imposed by the Argentine government for buying U.S. dollars at the official exchange rate in Argentina. In addition, the Brazilian Real and Mexican peso depreciated during the second quarter of 2022.

Interest expenses were 2.8% of net revenues, similar to prior quarters, and partially offset by the interest income of 1.8% of revenues in the quarter, mostly generated in Brazil.

Finally, we delivered a net income of $123 million dollars, at a 4.7% margin, up from 4.0% last year. Coupled with the strong performance in operating profit, we had a significant improvement in cash generation from our operations in the second quarter, closing with a much better overall cash position compared to the first quarter. Both commerce and fintech businesses contributed to the cash generation as we improved the working capital cycles in our first-party retail business and in discounting receivables for our financing operations.

Progressing Our Mission in 2022

We delivered record results during the second quarter by focusing on execution, managing cash closely and continuing to invest in strategic initiatives that build our competitive advantage over time. As we improve our service levels for merchants and consumers with these investments, our users continue to engage with our ecosystem more frequently, both on the fintech and ecommerce sides. Our loyalty program grew strongly during the second quarter, with millions of subscribers, contributing to higher engagement in our ecosystem. By connecting Mercado Libre and Mercado Pago, bringing more benefits for Level 6 users, the program generates more engagement, retention, frequency and GMV. Our ecosystem is powerful, even during challenging times, delivering improvements across our different geographies and business units.

We believe that Mercado Libre is well positioned for the years to come, as we continue to execute with excellence, seek growth and invest strategically. Our team is deeply engaged in our mission to democratize ecommerce and financial services in Latin America as we continue to grow.

On behalf of our management team, we appreciate the continued interest of our investors and stakeholders in tracking our developments and are looking forward to providing more updates on our performance in future quarters. The best is yet to come.

The following table summarizes certain key performance metrics for the six and three-month periods ended June 30, 2022 and 2021.

	Six Months Ended June 30, (*)		Three Months Ended June 30, (*)
(in millions)	2022	2021	2022	2021

Unique active users	107	98	84	76
Gross merchandise volume	$16,216	$13,080	$8,551	$7,023
Number of successful items sold	542	467	275	245
Number of successful items shipped	518	439	264	231
Total payment volume	$55,513	$32,247	$30,194	$17,529
Total volume of payments on marketplace	$15,803	$12,615	$8,351	$6,775
Total payment transactions	2,353	1,360	1,262	730
Capital expenditures	$237	$263	$100	$150
Depreciation and amortization	$184	$85	$100	$46

(*) Figures have been calculated using rounded amounts. Growth calculations based on this table may not total due to rounding.

Year-over-year USD Revenue Growth Rates by Quarter

Consolidated Net Revenues	Q2’21	Q3’21	Q4’21	Q1’22	Q2’22

Brazil	104%	74%	51%	63%	53%

Argentina	53%	38%	47%	74%	62%

Mexico	105%	94%	92%	58%	65%

Year-over-year Local Currency Revenue Growth Rates by Quarter

Consolidated Net Revenues	Q2’21	Q3’21	Q4’21	Q1’22	Q2’22

Brazil	101%	69%	61%	55%	42%

Argentina	112%	83%	84%	110%	104%

Mexico	76%	76%	96%	59%	66%

Conference Call and Webcast

The Company will host an earnings video as well as a conference call and audio webcast for any questions that investors may have on August 3rd, 2022, at 4:30 p.m. Eastern Time. To participate in our conference call, investors, analysts, and the market in general may access the following link at https://register.vevent.com/register/BI30b1eabf322f421f94ad46269bc416e2 to be provided with the dial-in number and personal pin code to join the conference call. Access to our video webcast and the live audio will be available in the investor relations section of the Company's website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

Definition of Selected Operational Metrics

Unique Active User – New or existing user who performed at least one of the following actions during the reported period: (1) made one purchase, or reservation, or asked one question on MercadoLibre Marketplace or Classified Marketplace (2) maintained an active listing on MercadoLibre Marketplace or Classified Marketplace (3) maintained an active account in Mercado Shops (4) made a payment, money transfer, collection and/or advance using Mercado Pago (5) maintained an outstanding credit line through Mercado Credito or (6) maintained a balance of more than $5 invested in a Mercado Fondo asset management account.

Unique Fintech User – Users who engage in at least one of the following services within the quarter: wallet payments online, in app or in store; transfers; withdrawals; consumer or merchant credit borrowers; card users; fintech sellers; and fintech active products such as asset management and insurtech users.

Foreign Exchange (“FX”) Neutral – Calculated by using the average monthly exchange rate of each month of 2021 and applying it to the corresponding months in the current year, so as to calculate what the results would have been had exchange rates remained constant. Intercompany allocations are excluded from this calculation. These calculations do not include any other macroeconomic effect such as local currency inflation effects or any price adjustment to compensate local currency inflation or devaluations.

Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding Classifieds transactions.

Total payment transactions – Measure of the number of all transactions paid for using Mercado Pago.

Total volume of payments on marketplace – Measure of the total U.S. dollar sum of all marketplace transactions paid for using Mercado Pago, excluding shipping and financing fees.

Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions.

MPOS – Mobile point-of-sale is a dedicated wireless device that performs the functions of a cash register or electronic point-of-sale terminal wirelessly.

Commerce – Revenues from core marketplace fees, shipping fees, first-party sales, ad sales, classified fees and other ancillary services.

Fintech – Revenues includes fees from off-platform transactions, financing fees, interest earned from merchant and consumer credits and sale of MPOS.

Successful items sold – Measure of the number of items that were sold/purchased through the Mercado Libre Marketplace, excluding Classifieds items.

Successful items shipped – Measure of the number of items that were shipped through our shipping service.

Local Currency Growth Rates – Refer to FX Neutral definition.

Net income margin – Defined as net income as a percentage of net revenues.

Operating margin – Defined as income from operations as a percentage of net revenues.

IMAL (Interest Margins After Losses) – IMAL is the spread between credit revenues and the expenses associated with provisions for doubtful accounts, and usually expressed as a percentage of the outstanding portfolio.

About MercadoLibre

Founded in 1999, MercadoLibre is the largest online commerce ecosystem in Latin America, serving as an integrated regional platform and as a provider of the necessary digital and technology-based tools that allow businesses and individuals to trade products and services in the region. The Company enables commerce through its marketplace platform which allows users to buy and sell in most of Latin America.

The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007.

For more information about the Company visit: http://investor.mercadolibre.com.

The MercadoLibre, Inc. logo is available at https://resource.globenewswire.com/Resource/Download/6ab227b7-693f-4b17-b80c-552ae45c76bf?size=0

Forward-Looking Statements

Any statements herein regarding MercadoLibre, Inc. that are not historical or current facts are forward-looking statements. These forward-looking statements convey MercadoLibre, Inc.’s current expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors,” “Forward-Looking Statements” and “Cautionary Note Regarding Forward-Looking Statements” sections of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2021, and any of MercadoLibre, Inc.’s other applicable filings with the Securities and Exchange Commission. Unless required by law, MercadoLibre, Inc. undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

MercadoLibre, Inc.

Interim Condensed Consolidated Balance Sheets

(In millions of U.S. dollars, except par value) (Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 1,329	$ 2,585
Restricted cash and cash equivalents	924	1,063
Short-term investments ($748 and $602 held in guarantee)	1,645	810
Accounts receivable, net	102	98
Credit card receivables and other means of payments, net	2,501	1,839
Loans receivable, net of allowances of $807 and $408	1,790	1,199
Prepaid expenses	77	40
Inventories	183	253
Other assets	312	288
Total current assets	8,863	8,175
Non-current assets:
Long-term investments	456	89
Loans receivable, net of allowances of $35 and $27	55	61
Property and equipment, net	932	807
Operating lease right-of-use assets	525	461
Goodwill	149	148
Intangible assets, net	31	45
Deferred tax assets	248	181
Other assets	188	134
Total non-current assets	2,584	1,926
Total assets	$ 11,447	$ 10,101
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$ 1,131	$ 1,036
Funds payable to customers	2,528	2,393
Amounts payable due to credit and debit card transactions	433	337
Salaries and social security payable	273	313
Taxes payable	327	291
Loans payable and other financial liabilities	1,925	1,285
Operating lease liabilities	108	92
Other liabilities	98	90
Total current liabilities	6,823	5,837
Non-current liabilities:
Amounts payable due to credit and debit card transactions	4	4
Salaries and social security payable	4	20
Taxes payable	20	—
Loans payable and other financial liabilities	2,515	2,233
Operating lease liabilities	420	372
Deferred tax liabilities	32	62
Other liabilities	49	42
Total non-current liabilities	3,044	2,733
Total liabilities	$ 9,867	$ 8,570
Commitments and Contingencies
Equity
Common stock, $0.001 par value, 110,000,000 shares authorized, 50,338,275 and
50,418,980 shares issued and outstanding at June 30,2022 and December 31, 2021	$ —	$ —
Additional paid-in capital	2,308	2,439
Treasury stock	(858)	(790)
Retained earnings	619	397
Accumulated other comprehensive loss	(489)	(515)
Total Equity	1,580	1,531
Total Liabilities and Equity	$ 11,447	$ 10,101

MercadoLibre, Inc.

Interim Condensed Consolidated Statements of Income

For six and three-month periods ended June 30, 2022 and 2021

(In millions of U.S. dollars, except for share data) (Unaudited)

	Six Months Ended June 30		Three Months Ended June 30
	2022	2021	2022	2021
Net service revenues	$ 4,329	$ 2,735	$ 2,332	$ 1,505
Net product revenues	516	346	265	198
Net revenues	4,845	3,081	2,597	1,703
Cost of net revenues	(2,488)	(1,736)	(1,313)	(949)
Gross profit	2,357	1,345	1,284	754
Operating expenses:
Product and technology development	(496)	(273)	(262)	(147)
Sales and marketing	(583)	(455)	(296)	(251)
Provision for doubtful accounts	(557)	(166)	(303)	(82)
General and administrative	(332)	(194)	(173)	(108)
Total operating expenses	(1,968)	(1,088)	(1,034)	(588)
Income from operations	389	257	250	166

Other income (expenses):
Interest income and other financial gains	77	49	46	24
Interest expense and other financial losses (*)	(129)	(131)	(73)	(40)
Foreign currency losses, net	(63)	(27)	(60)	(12)
Net income before income tax expense	274	148	163	138

Income tax expense	(85)	(114)	(39)	(70)
Equity in earnings of unconsolidated entity	(1)	—	(1)	—
Net income	$ 188	$ 34	$ 123	$ 68

(*)	Includes $49 million of loss on debt extinguishment and premium related to the 2028 Notes repurchase recognized in January 2021.

	Six Months Ended June 30		Three Months Ended June 30
	2022	2021	2022	2021
Basic EPS
Basic net income
Available to shareholders per common share	$ 3.73	$ 0.69	$ 2.43	$ 1.37
Weighted average of outstanding common shares	50,386,519	49,844,823	50,364,529	49,822,272
Diluted EPS
Diluted net income
Available to shareholders per common share	$ 3.73	$ 0.69	$ 2.43	$ 1.37
Weighted average of outstanding common shares	50,386,519	49,844,823	50,364,529	49,822,272

MercadoLibre, Inc.

Interim Condensed Consolidated Statements of Cash Flows

For the six-month periods ended June 30, 2022 and 2021 (In millions of U.S. dollars) (Unaudited)

	Six Months Ended June 30
	2022	2021
Cash flows from operations:
Net income	$ 188	$ 34
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Unrealized devaluation loss, net	134	45
Impairment of digital assets	11	7
Depreciation and amortization	184	85
Accrued interest	(65)	(9)
Non cash interest, convertible notes amortization of debt discount and amortization of debt issuance costs and other charges	155	48
Provision for doubtful accounts	557	166
Financial results on derivative instruments	22	11
LTRP accrued compensation	35	51
Deferred income taxes	(67)	16
Changes in assets and liabilities:
Accounts receivable	(32)	(30)
Credit card receivables and other means of payments	(642)	(301)
Prepaid expenses	(36)	(29)
Inventories	81	(47)
Other assets	(81)	(92)
Payables and accrued expenses	32	10
Funds payable to customers	119	71
Amounts payable due to credit and debit card transactions	80	12
Other liabilities	(55)	(64)
Interest received from investments	54	15
Net cash provided by (used in) operating activities	674	(1)
Cash flows from investing activities:
Purchase of investments	(6,190)	(5,208)
Proceeds from sale and maturity of investments	5,043	5,575
Receipts from settlements of derivative instruments	—	4
Payment for settlements of derivative instruments	(7)	(11)
Purchases of intangible assets	(1)	(20)
Changes in principal of loans receivable, net	(1,170)	(333)
Purchases of property and equipment	(236)	(263)
Net cash used in investing activities	(2,561)	(256)
Cash flows from financing activities:
Proceeds from loans payable and other financial liabilities	7,315	3,502
Payments on loans payable and other financial liabilities	(6,646)	(2,240)
Payments on repurchase of the 2028 Notes	—	(1,865)
Payment of finance lease obligations	(9)	(9)
Purchase of convertible note capped call	—	(101)
Unwind of convertible note capped call	—	102
Common Stock repurchased	(74)	(142)
Exercise of Convertible Notes	—	(3)
Net cash provided by (used in) financing activities	586	(756)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and cash equivalents	(94)	(64)
Net decrease in cash, cash equivalents, restricted cash and cash equivalents	(1,395)	(1,077)
Cash, cash equivalents, restricted cash and cash equivalents, beginning of the period	$ 3,648	$ 2,508
Cash, cash equivalents, restricted cash and cash equivalents, end of the period	$ 2,253	$ 1,431

Financial results of reporting segments

	Three Months Ended June 30, 2022
	Brazil	Argentina	Mexico	Other Countries	Total
	(In millions)
Net revenues	$ 1,451	$ 594	$ 428	$ 124	$ 2,597
Direct costs	(1,198)	(372)	(363)	(117)	(2,050)
Direct contribution	253	222	65	7	547

Operating expenses and indirect costs of net revenues					(297)
Income from operations					250

Other income (expenses):
Interest income and other financial gains					46
Interest expense and other financial losses					(73)
Foreign currency losses, net					(60)
Net income before income tax expense					$ 163

	Three Months Ended June 30, 2021
	Brazil	Argentina	Mexico	Other Countries	Total
	(In millions)
Net revenues	$ 951	$ 366	$ 259	$ 127	$ 1,703
Direct costs	(721)	(232)	(261)	(92)	(1,306)
Direct contribution	230	134	(2)	35	397

Operating expenses and indirect costs of net revenues					(231)
Income from operations					166

Other income (expenses):
Interest income and other financial gains					24
Interest expense and other financial losses					(40)
Foreign currency losses, net					(12)
Net income before income tax expense					$ 138

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we present foreign exchange (“FX”) neutral measures as a non-GAAP measure. Reconciliation of this non-GAAP financial measure to the most comparable U.S. GAAP financial measure can be found in the tables below.

This non-GAAP measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. This non-GAAP financial measure should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures.

We provide this non-GAAP financial measure to enhance overall understanding of our current financial performance and its prospects for the future, and we understand that this measure provides useful information to both Management and investors. In particular, we believe that FX neutral measures provide useful information to both Management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures were calculated by using the average monthly exchange rates for each month during 2021 and applying them to the corresponding months in 2022, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures related to our reported results of the operations for the three-month period ended June 30, 2022:

	Three Months Ended June 30,
	As reported			FX Neutral Measures	As reported
(In millions, except percentages)	2022	2021	Percentage Change	2022	2021	Percentage Change
	(Unaudited)			(Unaudited)
Net revenues	$ 2,597	$ 1,703	52.5%	$ 2,666	$ 1,703	56.5%
Cost of net revenues	(1,313)	(949)	38.4%	(1,344)	(949)	41.6%
Gross profit	1,284	754	70.3%	1,322	754	75.3%

Operating expenses	(1,034)	(588)	75.9%	(1,072)	(588)	82.3%
Income from operations	$ 250	$ 166	50.6%	$ 250	$ 166	50.6%

CONTACT: MercadoLibre, Inc.

 Investor Relations

investor@mercadolibre.com

 http://investor.mercadolibre.com